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                                                                    EXHIBIT 99.1

                New Focus Sells Network Tunable Laser Technology
                            to Intel for $50 Million

   New Focus to Retain Technology Rights for Test and Measurement Applications


FOR IMMEDIATE RELEASE:

SAN JOSE, California (May 23, 2002): New Focus, Inc. (Nasdaq:NUFO), a leading supplier of innovative photonics solutions for the test and measurement, semiconductor, industrial, telecommunications and scientific markets, today announced that the company has closed the sale of its network tunable laser technology to Intel Corporation for $50 million in cash. Under terms of the transaction New Focus has assigned certain intellectual property rights and will transfer the physical assets associated with its network tunable laser program to Intel. Approximately 40 New Focus employees have joined Intel as part of the transaction. Under the agreement Intel has granted a license to New Focus that allows New Focus to use the tunable laser technology involved in this transaction for test and measurement and other non-network applications. New Focus and Intel have also entered into a supply arrangement under which Intel will supply New Focus with products developed by Intel using the acquired New Focus technology.

"This transaction supports our strategic direction and creates a foundation that should speed the adoption of tunable laser technology into the test and measurement and other diversified markets. From New Focus' standpoint, this transaction lowers our financial risk and reduces the size of our quarterly operating loss while retaining the use of this important technology for targeted applications. Furthermore, the cash generated from this transaction provides funds to support our acquisition strategy," said Nic Pignati, president and chief executive officer of New Focus, Inc.

"This transaction combines the tunable laser technology of New Focus with the optical packaging expertise of Intel. This combination should accelerate the development and market adoption of small, low-cost tunable lasers to serve multiple applications," said Gordon Hunter, Intel Communications Group vice president and Optical Products Group general manager.

As part of its strategic direction and drive toward profitability, New Focus has indicated that the company will expand the application of its expertise in photonics components and modules to the test and measurement, semiconductor, industrial, telecommunications and medical/biotech markets. The company will also increase the focus on its photonics tools business that sells products through OEM arrangements and a catalog operation. The company also develops and sells high-speed opto-electronic devices, including clock amplifiers and data drivers for modulators.

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"As the leading supplier of tunable lasers for test and measurement applications, New Focus offers customers a wide range of tunable laser modules and systems for high-end measurement applications. These products are based on three distinct product platforms. We believe that this transaction will yield another product platform, thus enabling a lower-cost family of tunable products that should open up new applications. Under the agreement Intel has agreed to supply us with small form factor tunable lasers and transponders based on the acquired New Focus tunable technology that we will integrate into photonics subsystems for multiple markets," said Tim Day, chief technology officer and co-founder of New Focus, Inc.

Thomas Weisel Partners acted as financial advisor to New Focus in this transaction.

Forward Looking Statements:

This press release contains predictions, estimates and other forward-looking statements regarding the ability of this transaction to lower the company's financial risk and to reduce the size of the company's quarterly operating loss, the company's plan to expand the application of its photonics expertise to multiple markets, the company's plan to increase the focus on its photonics tools business, the ability of the combined technology of the company and Intel to accelerate the development and market adoption of small, low-cost tunable lasers, and the development of a new product platform by the company based upon low-cost tunable lasers resulting from this transaction. These statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested. The risks and uncertainties include the effect of competition in markets targeted by the company's strategic direction, the total available market sizes, the rate of increase in the use of photonics in these targeted markets, and the level of success achieved in the development, manufacture and delivery of commercial volumes of low-cost tunable lasers. Other risk factors that may affect the company's financial performance are listed in the company's fiscal year 2001 10-K annual report on file with the SEC. New Focus undertakes no obligation to publicly release any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About New Focus:

New Focus supplies innovative photonics solutions for the test and measurement, semiconductor, industrial, telecommunications and scientific markets. New Focus' product portfolio includes tunable lasers for test and measurement applications, high speed opto-electronic devices, and advanced photonics tools. Founded in 1990, the company remains a leader in the creation of advanced optical products for the commercial and research marketplaces. The company is headquartered in San Jose, California and has operations in Camarillo, California, Madison, Wisconsin, and Shenzhen, China.

For more information about New Focus visit the company's Internet home page at http://www.newfocus.com, call our Investors Relations Department at 408-284-NUFO, or e-mail us at investor@newfocus.com.

COMPANY CONTACT:

William L. Potts, Jr., Chief Financial Officer 408-284-5184

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